Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated September 14, 2009, relating to the consolidated financial statements of Provident Financial Holdings, Inc. and subsidiary (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Corporation for the year ended June 30, 2009 and incorporated by reference in the prospectus included in Registration Statement No. 333-162415.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

December 10, 2009